Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FIRST QUARTER 2012

FINANCIAL RESULTS

ATLANTA, GEORGIA, April 25, 2012: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its first quarter ended March 31, 2012.

The Company recorded first quarter revenues of $289.5 million, an increase of 6.6% over the prior year’s first quarter revenue of $271.6 million.  Net income increased 23.8% to $23.1 million or $0.16 per diluted share for the first quarter ended March 31, 2012, compared to $18.6 million or $0.13 per diluted share for the same period in 2011.

On January 24, 2012, Rollins increased its regular quarterly cash dividend to shareholders 14.3% to $0.08 per share.  The Company also repurchased 68,000 shares at a weighted average price of $19.58 per share during the first quarter.  In total, 1,011,964 additional shares may be purchased under the share repurchase program.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “Our successful marketing and sales programs, along with a nice assist from the unseasonably warm winter, made significant contributions to our record first quarter results.  We are especially proud that our team took full advantage of this situation.  We are certainly pleased with our revenue and profit increases, and are enthusiastic about the opportunities that we have before us.  Rollins will continue to focus on the strengths of our leading pest control brands, and our 2012 plans directed to grow our business, improve earnings and generate a strong cash flow.”

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe and Africa from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s enthusiasm about its opportunities, plans to continue to focus on the strengths of its leading pest control brands, and plans to grow its business, improve earnings and generate a strong cash flow.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At March 31, (unaudited)	2012	2011
ASSETS
Cash and cash equivalents	$59,684	$23,340
Trade Accounts Receivables Short Term, Net	63,790	59,174
Financed Receivables, Net	11,386	10,350
Materials and supplies	10,874	12,680
Deferred income taxes	29,718	27,178
Other current assets	15,123	14,522
Total Current Assets	190,575	147,244
Equipment and property, net	77,146	73,444
Goodwill	211,237	212,130
Customer Contracts and Other Intangible assets	139,580	146,742
Deferred income taxes	21,775	14,336
Financed receivables, long-term	11,441	9,786
Other assets	11,052	10,523
Total Assets	$662,806	$614,205

LIABILITIES
Accounts payable	$19,214	$23,283
Accrued insurance	20,430	19,918
Accrued compensation and related liabilities	52,592	51,697
Unearned revenue	92,778	92,193
Line of Credit	—	25,000
Other current liabilities	43,569	29,825
Total Current Liabilities	228,583	241,916
Accrued insurance	30,203	25,969
Accrued pension	29,850	8,390
Long-term accrued liabilities	37,915	36,710
Total Liabilities	326,551	312,985

STOCKHOLDERS’ EQUITY
Common stock	146,803	147,428
Retained earnings and other equity	189,452	153,792
Total Stockholders’ Equity	336,255	301,220
Total Liabilities and Stockholders’ Equity	$662,806	$614,205

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	First Quarter Ended
	March 31,
	2012	2011
REVENUES
Customer services	$289,465	$271,643
COSTS AND EXPENSES
Cost of services provided	148,082	140,898
Depreciation and amortization	9,767	9,200
Sales, general and administrative	94,824	91,498
Interest Expense	51	192
	252,724	241,788
INCOME BEFORE TAXES	36,741	29,855
PROVISION FOR INCOME TAXES	13,661	11,215
NET INCOME	$23,080	$18,640

NET INCOME PER SHARE - BASIC	$0.16	$0.13
NET INCOME PER SHARE - DILUTED	$0.16	$0.13

Weighted average shares outstanding - basic	146,697	147,473
Weighted average shares outstanding - diluted	146,714	147,570

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

First Quarter 2012 results on:

Wednesday, April 25, 2012 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 866-225-8754 domestic;

480-629-9818 international
at least 5 minutes before start time.

REPLAY: available through May 2, 2012

Please dial 800-406-7325/303-590-3030, Passcode: 4531560

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com